UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 18, 2006
ENDOCARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-15063	33-0618093
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
201 Technology Drive
Irvine, California 92618
(Address of Principal Executive Offices, including zip code)
(949) 450-5400
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURES

Item 5.02(e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The Compensation Committee of Endocare, Inc. (the “Company”) has communicated to the Company’s Chairman, Chief Executive Officer and President, Craig T. Davenport, a proposed long-term equity incentive award expected to be made to Mr. Davenport in the first quarter of 2007 (the “Equity Award”).
The Equity Award is designed to cover a three-year period (with no additional equity grants expected to be made to Mr. Davenport during such period), and will consist of an aggregate of 800,000 shares of restricted stock, restricted stock units or other similar instrument. One-half of the Equity Award will vest equally over three years, with the vesting to be based on Mr. Davenport’s continued employment. The vesting of the other one-half of the Equity Award is to be based on the achievement of performance objectives. The specific parameters of the performance objectives have not yet been determined. However, it is expected that the performance objectives will be based on revenues and a measure of profitability (such as EBITDA or a similar measure).
The Company intends to file an additional Current Report on Form 8-K to report the final terms of the Equity Award and the Company’s long-term incentive compensation program once the final terms have been determined and approved by the Company’s Compensation Committee.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDOCARE, INC.
December 19, 2006	By:	/s/ Michael R. Rodriguez
Michael R. Rodriguez
Senior Vice President, Finance and Chief Financial Officer